Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Greg Gadel, Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, INC. ANNOUNCES THIRD QUARTER RESULTS

MINNEAPOLIS (October 22, 2003) - BUCA, Inc. (NASDAQ: BUCA) today announced that comparable restaurant sales for the third quarter of fiscal 2003 and net loss per share for the same period were in line with previous expectations released on September 18, 2003. Comparable restaurant sales at both Buca di Beppo and Vinny T’s of Boston were down approximately 9% for the quarter. For the 13 weeks ended September 28, 2003, the company generated sales of $62,110,000 an increase of 4% over sales of $59,515,000 for the 13 weeks ended September 29, 2002. During the third quarter this year, the company reported a net loss of $2,091,000 or 12 cents per share, compared with a net profit of $1,216,000 or seven cents per share, fully diluted, in the same period last year. Shares outstanding in the third quarter this year were 16,760,163 compared with 16,734,889 fully diluted, in the same period last year.

For the 39 weeks ended September 28, 2003, the company generated sales of $189,426,000, an increase of 7% over sales of $176,741,000 in the same period last year. For the first nine months, the company reported a net loss of $566,000 or three cents per share, compared with a net profit of $6,205,000 or 37 cents per share, fully diluted, last year. Comparable restaurant sales at Buca di Beppo were down 6.9% for the first nine months of 2003 and comparable restaurant sales at Vinny T’s of Boston were down 8.9% for the same period.

Joseph P. Micatrotto, BUCA, Inc.’s chairman, president and CEO stated “While we are disappointed with our third quarter results at both Buca di Beppo and Vinny T’s of Boston, we have seen an improvement in sales at both concepts early in the fourth quarter. We expect the comparable restaurant sales at both concepts to continue to improve during the fourth quarter. However, while our sales are improving, we do expect that comparable restaurant sales will remain negative for the fourth quarter. Given these sales expectations, we expect to generate earnings per share of approximately one to four cents, fully diluted, in the fourth quarter.

“We have expanded our successful direct mail gift card initiative into all of our Vinny T’s of Boston restaurants and into 80 of our 94 Buca di Beppo restaurants during October. We will continue to evaluate the results of this campaign during the remainder of the fourth quarter. We are also expanding the test of our new menu initiative that is designed to combine our existing great food and recipes with new and exciting portion sizes. We believe that this new initiative will attract new guests to dine with us and will also give our loyal guests reason to dine more frequently. This initiative will be tested in three markets with a plan to expand the test in the first quarter of 2004 depending upon the results in the initial test restaurants.

“We remain encouraged by results from the new restaurants opened this year, with average weekly sales for this group of approximately $58,000. In late August, we opened our first new Vinny T’s of Boston in Portland, Maine. This restaurant has been generating average weekly sales in excess of $80,000 since opening,” continued Micatrotto.

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 104 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include expected comparable restaurant sales in the fourth quarter of fiscal 2003; the expected earnings per share in the fourth quarter of fiscal 2003; and the timing of commencing the new menu initiative.

Comparable restaurant sales and net earnings per share in the fourth quarter of fiscal 2003 could be higher or lower than projected depending upon changes in revenues caused by general economic conditions, consumer confidence, changes in consumer preferences, competitive factors, and weather conditions. Net earnings per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business, as well as the number of shares outstanding. The actual timing of commencing the new menu initiative could be delayed based upon results achieved in the test markets and changes in consumer preferences. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and other reports previously field with the SEC. The company disclaims any obligation to update forward-looking statements.

Buca, Inc. & Subsidiaries

Consolidated Statement of Operations

(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
Restaurant sales	$62,110	$59,515	$189,426	$176,741
Restaurant costs:
Product	15,398	14,505	46,269	43,433
Labor	21,666	19,640	64,181	57,569
Direct and occupancy	18,443	15,376	50,895	42,320
Depreciation and amortization	4,319	3,490	12,198	9,814

Total restaurant costs	59,826	53,011	173,543	153,136

Income from restaurant operations	2,284	6,504	15,883	23,605
General and administrative expenses	4,252	3,888	13,201	10,895
Pre-opening costs	570	581	2,105	2,265

Operating income	(2,538)	2,035	577	10,445
Interest income	30	40	89	137
Interest expense	(567)	(199)	(1,499)	(788)

(Loss) income before income taxes	(3,075)	1,876	(833)	9,794
Benefit (provision) for income taxes	984	(660)	267	(3,589)

Net (loss) income	$(2,091)	$1,216	$(566)	$6,205

Basic:
Net (loss) income per common share	$(0.12)	$0.07	$(0.03)	$0.38

Weighted average shares outstanding	16,760,163	16,583,103	16,710,489	16,458,929

Diluted:
Net (loss) income per common share	$(0.12)	$0.07	$(0.03)	$0.37

Weighted average shares assumed outstanding	16,760,163	16,734,889	16,710,489	16,924,904

	Percentage of Restaurant Sales
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
Restaurant sales	100.0%	100.0%	100.0%	100.0%
Restaurant costs:
Product	24.8%	24.4%	24.4%	24.6%
Labor	34.9%	33.0%	33.9%	32.6%
Direct and occupancy	29.7%	25.8%	26.9%	23.9%
Depreciation and amortization	7.0%	5.9%	6.4%	5.6%

Total restaurant costs	96.3%	89.1%	91.6%	86.6%

Income from restaurant operations	3.7%	10.9%	8.4%	13.4%
General and administrative expenses	6.8%	6.5%	7.0%	6.2%
Pre-opening costs	0.9%	1.0%	1.1%	1.3%

Operating income	(4.1)%	3.4%	0.3%	5.9%
Interest income	0.0%	0.1%	0.0%	0.1%
Interest expense	(0.9)%	(0.3)%	(0.8)%	(0.4)%

(Loss) income before income taxes	(5.0)%	3.2%	(0.4)%	5.5%
Benefit (provision) for income taxes	1.6%	(1.1)%	0.1%	(2.0)%

Net (loss) income	(3.4)%	2.0%	(0.3)%	3.5%

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